Exhibit 5.1

M. STEPHEN ROBERTS

Attorney at Law

6513 Perkins Road

Baton Rouge, Louisiana 70808

(225) 389-8300

Email: steve@steverobertslaw.com

February 20, 2018

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Re:	InCapta, Inc. 2018 Stock and Option Plan

Dear Sir/Madam:

I have acted as special counsel to InCapta, Inc., a Wyoming corporation (the "Company"), in connection with the preparation and filing of registration statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission on or about February 21, 2018 (the "Registration Statement") covering the registration under the Securities Act of 1933, as amended, of an aggregate of up to two billion (2,000,000,000) shares of common stock, $0.001 par value (the "Shares") to be issued pursuant to the 2018 Stock and Option Plan of the Company (the "Plan"), we have examined the originals or copies of corporate records, certificates of public officials and officers of the Company, and other instruments relating to the authorization and issuance of the Shares as we have deemed relevant and necessary for the opinion hereinafter expressed.

Based upon and in reliance on the foregoing, and subject to the qualifications and assumptions set forth below, it is my opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Wyoming, and that the Shares, when issued and sold, will be validly issued, fully paid, and non-assessable.

My opinion is limited by and subject to the following:

1.	In rendering my opinion I have assumed that, at the time of each issuance and sale of the Shares, the Company will be a corporation validly existing and in good standing under the laws of the State of Wyoming.

2.	In my examination of all documents, certificates and records, I have assumed without investigation the authenticity and completeness of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity and completeness of the originals of all documents submitted to me as copies. I have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to matters of fact material to this opinion, I have relied upon statements and representations of representatives of the Company and of public officials and have assumed the same to have been properly given and to be accurate.

3.	My opinion is based solely on and limited to the federal laws of the United States of America and the laws of the State of Wyoming. I express no opinion as to the laws of any other jurisdiction.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement, including the prospectuses constituting a part thereof and any amendment thereto.

Very truly yours,

/s/ M. Stephen Roberts
M. Stephen Roberts